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                                  CERTIFICATE OF DETERMINATION
                                   OF TOUCH TONE AMERICA, INC.

Michael J. Canney and David Smith certify that:


     1. They are the President and Secretary, respectively, of Touch Tone America, Inc., a California corporation.

     2. The number of shares of preferred stock of the corporation is 10,000,000, 150,000 shares of which have been issued and redeemed and no shares of which are currently outstanding. These shares were Series A Preferred.

     3. The board of directors duly adopted the following resolution:

     RESOLVED, that the Series B Preferred Stock is established to replace two debts, $1,500,000 note to Arcada and $200,000 note owed by an Arcada subsidiary and shall have the following characteristics:

     (1) The Series B Preferred Stock is entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of 8% payable on an annual basis on each anniversary of its issuance, or sooner at the discretion of the Company when and as declared by the board of directors. Such dividends shall accrue from the date of issuance whether or not earned so that no dividends or other distributions shall be made with respect to the Common Stock until cumulative dividends on the Preferred Stock for all past dividend periods and for the then current annual dividend period shall have been declared and paid or set apart. After cumulative dividends on the Preferred Stock for all past dividend periods and for the then current annual dividend period shall have been declared and paid or set apart, if the board of directors shall elect to declare additional dividends out of funds legally available therefor, such additional dividends shall be declared solely on the Common Stock.

     (2) The Series B Preferred Stock is subject to redemption, out of funds legally available therefor, in whole, or from time to time in part, at the option of the board of directors of the Company. The redemption shall occur automatically three years from the date of issuance if the Company does not redeem the shares earlier or the shareholder does not convert them under the provisions of Article (4). If only a part of the Series B Preferred Stock is to be redeemed, the redemption shall be carried out prorata. The redemption prices shall be $1.00 per share plus cumulative dividends as provided in subdivision (1) of the Article accrued and unpaid to the date fixed for redemption (herein called the "redemption price").

          (a) The Company shall mail a notice of redemption to each holder of record of shares to be redeemed addressed to the holder at the address of such holder appearing on

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     the books of the corporation or given by the holder to the corporation for the purpose of notice, or if no such address appears or is given at the place where the principal executive office of the corporation is located, no earlier than 60 nor later than 20 days before the date fixed for redemption. The notice of redemption shall include (i) the class of shares or the part of a class of shares to be redeemed, (ii) the date fixed for the redemption, (iii) the redemption price, (iv) the place at which the shareholders may obtain payment of the redemption price upon surrender of their share certificates and (v) the last date prior to the date of redemption that the right of conversion may be exercised. If funds are available on the date fixed for the redemption, then whether or not the share certificates are surrendered for payment of the redemption price, the shares shall no longer be outstanding and the holders thereof shall cease to be shareholders of the Company with respect to the shares redeemed on and after the date fixed for redemption and shall be entitled only to receive the redemption price without interest upon surrender of the share certificate. If less than all the shares represented by one share certificate are to be redeemed, the Company shall issue a new share certificate for the shares not redeemed.

    (3) The Series B Preferred Stock shall be convertible into Common Stock at any time at the option of the respective holders or the Company during the three years after issuance of Series B Preferred Stock. If the Series B Preferred Stock is not converted it will be redeemed by the Company automatically three years from issuance. For the purpose of any such conversion, each share of Series B Preferred Stock shall be treated as equivalent to its liquidation preference not including accrued and unpaid dividends. The number of shares of Common Stock issuable with respect to any share of Series B Preferred Stock upon conversion shall be determined by dividing the aggregate dollar equivalent of all shares of Series B Preferred Stock at any one time surrendered for conversion by any one holder thereof by the conversion price in effect at the date of conversions. The conversion price per share shall be established as the price of the shares at the close of business January 27, 1996 according to the final price as quoted by NASDAQ
(the "Conversion Price"). The conversion price shall not be adjustable except as provided in Article 5 or 6 hereof. In electing the conversion, accrued unpaid dividends on the Series B Preferred Stock shall be disregarded. Upon conversion, no fractional shares shall be issued and the Company shall in lieu thereof pay in cash the fair value of the fraction. The corporation shall reserve and keep reserved out of its authorized but unissued shares of Common Stock sufficient shares to effect the conversion of all shares of Series B Preferred Stock outstanding from time to time.

     (4) A holder of Series B Preferred Stock desiring to convert shall deliver the share certificate to the corporation's Transfer Agent if it has one, otherwise to the corporation at its principal executive office, accompanied by a written request to convert, specifying the number of shares to be converted. The endorsement of the share certificate and the request to convert shall be in form satisfactory to the Transfer Agent or the corporation, as the case may be. Upon the date of such delivery the conversion is deemed to have occurred and the persons entitled to receive share certificates for Common Stock shall be regarded for all corporate purposes from and after such date as the holder of the number of shares of Common Stock to which they are entitled upon the conversion.

     (5) Upon the happening of an Extraordinary Common Stock Event (as defined below) after the date of the initial issuance of any shares of Series B Preferred Stock, the Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Price. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

     For purposes hereof "Extraordinary Common Stock Event" shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of the Company, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

     (6) If the Common Stock issuable upon the Conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of this corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Paragraph (5) above), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

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